Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”), dated as of September 8, 2009, is by and between JDA Software Group, Inc., a Delaware corporation (the “Company”), Thoma Cressey Fund VII, L.P, a Delaware limited partnership (“Fund VII”) and Thoma Cressey Friends Fund VII, LP, a Delaware limited partnership (“Friends Fund VII” and together with Fund VII, the “Thoma Bravo Funds”).
     WHEREAS, the Company has agreed, subject to the conditions herein, to purchase from the Thoma Bravo Funds (i) 19,472 shares of Series B Convertible Preferred Stock, par value $0.01 per share, which shares are convertible into 1,403,387 shares of the Company’s common stock, par value $0.01 per share and (ii) 100,000 shares of Common Stock (“Common Stock”).
     NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, the Company and the Thoma Bravo Funds hereby agree as follows:
     1. Purchase and Sale of the Series B Preferred and Common Stock.
          (a) Upon the terms of and subject to conditions set forth in this Agreement, the Thoma Bravo Funds hereby agree to sell to the Company, and the Company hereby agrees to purchase from the Thoma Bravo Funds, 19,472 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) and 100,000 shares of Common Stock. The number of shares of Series B Preferred and Common Stock to be purchased from each of Fund VII and Friends Fund VII are specified on Schedule 1 hereto.
          (b) The purchase price for the Series B Preferred shall be $28,067,740 in the aggregate (or $20.00 per share of Common Stock into which the Series B Preferred is convertible) and the purchase price for the Common Stock shall be $2,000,000 in the aggregate (or $20.00 purchase price per share of Common Stock) (the “Purchase Price”).
          (c) The closing shall take place on September 10, 2009 (the “Closing Date”). On the Closing Date, the Thoma Bravo Funds shall surrender to the Company any certificates representing the Series B Preferred and Common Stock, together with duly executed stock powers for the transfer of the Series B Preferred and Common Stock to the Company, or otherwise provide to the Company satisfactory evidence of the transfer of the Series B Preferred and Common Stock to the Company, against payment of the purchase price for the therefore to the Thoma Bravo Funds by wire transfer to an account or accounts designated in writing by the Thoma Bravo Funds.
          (d) Upon closing, Orlando Bravo will be deemed to have resigned from the Board of Directors, and all rights or obligations of or relating to the Series B Preferred and Common Stock shall terminate.

     2. Representations, Warranties and Covenants of the Thoma Bravo Funds. The Thoma Bravo Funds hereby represent, warrant and covenant to the Company as follows:
          (a) Ownership of the Series B Preferred and Common Stock. The Thoma Bravo Funds are the sole beneficial owners and holders of the entire right, title and interest in and to the Series B Preferred and Common Stock, free and clear of all liens and other encumbrances (other than restrictions on transfer imposed by federal and state securities laws).
          (b) Authorization; Enforceability. The Thoma Bravo Funds have full power and authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action and constitutes valid and legally binding obligations of each of the Thoma Bravo Funds, enforceable against the Thoma Bravo Funds in accordance with its terms.
          (c) No Conflicts. The execution and delivery by the Thoma Bravo Funds of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any law, rule, regulation, order or decree applicable to the Thoma Bravo Funds; (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any contract to which the Thoma Bravo Funds are a party; (iii) except as set forth in this Agreement or as required by the federal securities laws, require the Thoma Bravo Funds to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result under the terms of any contract to which the Thoma Bravo Funds are a party; or (iv) result in the creation or imposition of any lien or other encumbrance upon the Series B Preferred or Common Stock.
          (d) Securities Law Matters; Adequacy of Information. Each of the Thoma Bravo Funds is an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended and the decision of the Thoma Bravo Funds to sell the Series B Preferred and Common Stock as contemplated hereby has been made by the Thoma Bravo Funds, based on the Thoma Bravo Funds’ independent analysis of the merits and risks of a sale of the Series B Preferred and Common Stock and the Thoma Bravo Funds’ own financial circumstances. The Thoma Bravo Funds, by virtue of their representation on the Board of Directors of the Company, have all information or access to information regarding the Company and its business, including financial and operating data for July and August and information relating to the Company’s plans and prospects, necessary to make an informed and knowledgeable decision with regard to the transactions contemplated hereby. The Thoma Bravo Funds understand that the Common Stock underlying the Series B Preferred and Common Stock may in the future trade at prices higher than the deemed purchase price of the Common Stock underlying the Series B Preferred and Common Stock the Thoma Bravo Funds are selling to the Company under this Agreement, and that the Thoma Bravo Funds, by entering into this Agreement, are foregoing any and all opportunities to share in any such increased value.
          (e) Required Filings. The Thoma Bravo Funds will make all filings required by law with governmental agencies or authorities as a result of the execution of this Agreement and the sale of the Series B Preferred and Common Stock, including, without limitation, filings required under Section 13 and Section 16 of the Exchange Act of 1934, as amended, within the time period required by all such applicable laws.
     3. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Thoma Bravo Funds as follows:
          (a) Authorization; Enforceability. The Company has full power and authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.
          (b) No Conflicts. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any law, rule, regulation, order or decree applicable to the Company; (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any contract to which the Company or any of its direct or indirect subsidiaries is a party, other than those violations or breaches which have been waived, or (iii) except as set forth in this Agreement or as required by the federal securities laws, require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of any contract to which the Company is a party.
          (c) Required Filings. The Company will make all filings required by law with governmental agencies or authorities as a result of the execution of this Agreement and the sale of the Series B Preferred and Common Stock within the time period required by all such applicable laws.
     4. Miscellaneous.
          (a) Survival. The representations, warranties, covenants and agreements of the Thoma Bravo Funds and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.
          (b) Nature of Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the parties hereto with respect to the subject matter hereof, except as expressly stated or referenced herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles.

          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          (d) Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered by overnight courier or sent by facsimile, or upon delivery when delivered personally, or upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:
               (i) if to the Thoma Bravo Funds, to Thoma Cressey Bravo, Inc., 600 Montgomery Street, 32nd Floor, San Francisco, California 94111, attention: Orlando Bravo, (facsimile: 415-392-6480).
               (ii) if to the Company, to JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260, attention: General Counsel (facsimile: 480-308-3268).
          (e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.
          (f) Several Obligations. The obligations of each of Fund VII and Friends Fund VII are several and not joint.
          (g) Further Assurances. Each party to this Agreement agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
          (h) Advice of Counsel. Each party to this agreement acknowledges that, in executing this agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.
          (i) Public Announcements. Except to the extent otherwise required by applicable law, the Thoma Bravo Funds, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and to the extent reasonably practicable, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transaction contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

          (j) Insurance and Indemnification. The parties hereby confirm that the terms of the Indemnification Agreement between the Company and Orlando Bravo, dated November 14, 2007, remain in full force and effect.
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     The parties have executed this Stock Purchase Agreement as of the date first written above.

THE COMPANY:

JDA SOFTWARE GROUP, INC.

By:	/s/ Hamish Brewer

Name: Hamish Brewer

Title: CHIEF EXECUTIVE OFFICER

SELLERS:

THOMA CRESSEY FUND VII, L.P.

By: TC Partners VII, L.P., its General Partner,
By: Thomas Cressey Bravo, Inc., its General Partner

By	/s/ Thomas Cressey Bravo

Name:
Title:

THOMA CRESSEY FRIENDS FUND VII, L.P.

By: TC Partners VII, L.P., its General Partner,
By: Thomas Cressey Bravo, Inc., its General Partner

By	/s/ Thomas Cressey Bravo

Name:
Title:

SCHEDULE 1

	Shares of Series B	Common Stock	Shares of
Thoma Bravo Funds	Preferred	Equivalent	Common Stock
Thoma Cressey Fund VII, L.P.	18,703	1,347,964	100,000
Thoma Cressey Friends Fund VII, L.P.	769	55,423	0
Total:	19,472	1,403,387	100,000